EXHIBIT 10.1
EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (“Agreement”), effective as of the Effective Date is made and entered into by and between DOLLAR GENERAL CORPORATION(the “Company”), and David L. Beré (“Employee”).

W I T N E S S E T H:

WHEREAS, Company desires to employ Employee upon the terms and subject to the conditions hereinafter set forth, and Employee desires to accept such employment;

NOW, THEREFORE, for and in consideration of the premises, the mutual promises, covenants and agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

Employment Terms

1.  Effective Date.    This Agreement is effective as of the closing of the transactions contemplated in that certain Agreement and Plan of Merger by and among Buck Holdings, L.P., Buck Acquisition Corp., and Dollar General Corporation dated March 11, 2007 (the “Effective Date”).

2.  Employment.    Subject to the terms and conditions of this Agreement, the Company agrees to employ Employee as Interim Chief Executive Officer of Dollar General Corporation during the Initial Term and any Initial Term Extension and as President and Chief Operating Officer during the Transition Period and any Subsequent Employment Term.

3.  Term.    The term of this Agreement shall begin on the Effective Date and shall continue until December 31, 2007 (“Initial Term”). The Initial Term may be extended by mutual written agreement of the parties hereto entered into before the expiration of the Initial Term (“Initial Term Extension”). In the event a new chief executive officer is hired by the Company during the Initial Term or an Initial Term Extension, as applicable, the Initial Term or the Initial Term Extension may be extended at the Company’s option for a period of three months following the date such new chief executive officer’s employment with the Company commences or, at the request of the Company, such longer period as Employee agrees in writing (“Transition Period”). The Company shall notify Employee in writing of its intent to initiate the Transition Period and the length of the Transition Period (which may be extended as the same may be mutually agreed by the parties hereto in writing) no later than five (5) business days before the date as of which the new chief executive officer’s employment with the Company commences. If there occurs a Transition Period, upon expiration thereof, any period of time during which Employee remains employed with the Company shall be deemed the “Subsequent

Employment Term” (the Initial Term together with any Initial Term Extension, the Transition Period and any Subsequent Employment Term, the “Term”). The Agreement shall continue through the Term, unless terminated earlier pursuant to Sections 7, 8, 9, 10 or 11 hereof.

4.  Position, Duties and Administrative Support.

a.  Position. During the Initial Term and any Initial Term Extension, Employee shall serve as Interim Chief Executive Officer and while so employed will also serve as a member of the Board of Directors of the Company during the Initial Term and any Initial Term Extension. Employee shall report to the Board of Directors and perform such duties and responsibilities as may be prescribed from time−to−time by the Board of Directors, which shall be consistent with the responsibilities of similarly situated executives of comparable companies in similar lines of business. During the Transition Period and any Subsequent Employment Term, Employee shall serve as President and Chief Operating Officer of the Company, and shall report to the Chief Executive Officer of the Company, and perform such duties and responsibilities as are consistent with the responsibilities of similarly situated executives of comparable companies in similar lines of business.

b.  Full-Time Efforts. Employee shall perform and discharge faithfully and diligently such duties and responsibilities and shall devote Employee’s full-time efforts to the business and affairs of Company. Employee agrees to promote the best interests of the Company and to take no action that is likely to damage the public image or reputation of the Company, its subsidiaries or its affiliates.

c.  Administrative Support. Employee shall be provided with office space and administrative support.

d.  No Interference With Duties. Employee shall not devote time to other activities which would inhibit or otherwise interfere with the proper performance of Employee’s duties and shall not be directly or indirectly concerned or interested in any other business occupation, activity or interest other than by reason of holding a non-controlling interest as a shareholder, securities holder or debenture holder in a corporation quoted on a nationally recognized exchange (subject to any limitations in the Company’s Code of Business Conduct and Ethics). Employee may not serve as a member of a board of directors of a for-profit company, other than the Company or any of its subsidiaries or affiliates or Alta Resources, without the express approval of the Board of Directors; provided, however, that it shall not be a violation of this Agreement for

Employee to manage personal business interests and investments, so long as such activities do not interfere with the performance of Employee’s responsibilities under this Agreement.

e.  Work Standard. Employee agrees to comply with all terms and conditions set forth in this Agreement, as well as all applicable Company work policies, procedures and rules. Employee also agrees to comply with all federal, state and local statutes, regulations and public ordinances governing Employee’s performance hereunder.

5.  Change in Position to CEO.

a.  In the event that Employee is selected to be the new Chief Executive Officer of the Company, such selection shall not be treated as a termination of this Agreement without Good Reason and Employee will continue to be entitled to earn the FY 2007 Bonus if the selection occurs in FY 2007 and the FY 2008 Bonus if the selection occurs in FY 2008; provided, however, that the FY 2008 Bonus shall be prorated if Employee terminates employment without Good Reason before the end of FY 2008. In addition, the Company and Employee will negotiate in good faith to enter into new employment arrangements in respect of Employee’s new position, which will in any event include severance protections that are no less favorable than the severance protections described in this Agreement.

6.  Compensation.

a.  Base Salary. Subject to the terms and conditions set forth in this Agreement, so long as Employee is employed hereunder, the Company shall pay Employee, and Employee shall accept, an annual base salary (“Base Salary”) of no less than Seven Hundred Twenty-One Thousand Dollars ($721,000), which is the base salary being paid to Employee immediately before the consummation of the transactions contemplated in that certain Agreement and Plan of Merger by and among Buck Holdings, L.P., Buck Acquisition Corp., and Dollar General Corporation dated March 11, 2007 (“Transaction”). The Base Salary shall be paid in accordance with Company’s normal payroll practices and shall be increased from time to time in the ordinary course of business at the sole discretion of the Company.

b.  Incentive Bonus.

(i)  FY 2007 Bonus. So long as Employee remains employed through the relevant date required under the Bonus Plan to receive payment of a bonus thereunder, Employee will be eligible to earn an annual cash bonus in respect of the Company’s fiscal year 2007 (“FY 2007”) pursuant to the Company bonus plan in which Employee participated along with other officers of the Company immediately before the Effective Date, as the same may be amended from time to time, (the “Bonus Plan”), with an annual target bonus amount of 140% of his Base Salary (the “Target Bonus”) and an annual maximum bonus amount of 280% of his Base Salary (the “Maximum Bonus”), payable in each case in accordance with the terms of the Bonus Plan and based on the achievement of performance criteria as described on Appendix A attached hereto. For clarification, upon satisfaction of the performance criteria required for Employee to be paid the target bonus under the Bonus Plan for FY 2007, Employee will be paid the Target Bonus and upon satisfaction of the performance criteria required for Employee to be paid the maximum bonus under the Bonus Plan for FY 2007, Employee will be paid the Maximum Bonus. The threshold bonus Employee could earn under the Bonus Plan for FY 2007 will remain unchanged from the Bonus Plan as in effect immediately before the Effective Date at 35% of Base Salary (the “Threshold Bonus”) (the Threshold Bonus, the Target Bonus or the Maximum Bonus that is payable under the Bonus Plan in respect of FY 2007, the “FY 2007 Bonus”).

(ii)  FY 2008 Bonus. If the Term extends beyond the Initial Term but not beyond the end of fiscal year 2008 (“FY 2008”), whether or not Employee remains employed through the relevant date required under the Bonus Plan to receive payment of a bonus thereunder, Employee will be eligible to earn a cash bonus in respect of FY 2008 under the Bonus Plan as in effect for FY 2008 (“FY 2008 Bonus”) equal to (x), (y) or (z), as described below, depending on whether the applicable performance criteria is satisfied, pro rated for the number of months that the Term extends into FY 2008 relative to 12 months, where (x) equals the Threshold Bonus, (y) equals the Target Bonus and (z) equals the Maximum Bonus.

(iii)  Post FY 2008. If the Term extends beyond FY 2008, Employee shall be eligible for incentive compensation for the remainder of the Term of this Agreement as determined under the Bonus Plan for officers of the Company, based on criteria established by the Board of Directors, in accordance with the terms and conditions of the bonus program for officers of the Company.

c.  Stock Based Compensation. During the Term, Employee shall be eligible for award grants from time to time consistent with the award grants made to similarly-situated officers of the Company during such time as governed by the terms of the Company’s equity incentive plan, as may be amended, or any successor plan thereof (the “Stock Plan”), as determined in the sole discretion of the Company.

d.  Vacation. During the Term, Employee shall be entitled to four weeks paid vacation. Vacation time is granted on the anniversary of Employee’s employment with the Company, which, for avoidance of doubt, is December 4, (“Start Date”) each year. Any available but unused vacation as of the annual anniversary of the Start Date or at Employee’s termination date shall be forfeited.

e.  Business Expenses. During the Term, Employee shall be reimbursed for all reasonable business expenses incurred in carrying out the work hereunder. Employee shall adhere to the Company’s expense reimbursement policies and procedures.

f.  Perquisites. During the Term, Employee shall be entitled to receive such other executive perquisites, fringe and other benefits as are provided to similarly-situated officers and their families under any of the Company’s plans and/or programs in effect from time to time.

7.  Benefits.    During the Term, Employee (and, where applicable, Employee’s eligible dependents) shall be eligible to participate in those various Company welfare benefit plans, practices and policies in place during the Term, if any, (including, without limitation, medical, prescription, dental, vision, disability, employee life, accidental death and travel accident insurance plans and programs, if any) to the extent and in accordance with the terms of those plans. In addition, Employee shall be eligible to participate, pursuant to their terms, in any other benefit plans offered by the Company to similarly-situated officers or other employees during the Term (excluding plans applicable solely to certain officers of the Company in accordance with the express terms of such plans), including, without limitation, the 401(k) Retirement and Savings Plan and CDP/SERP Plan. Collectively the plans and arrangements described in this Section 6 and as they may be amended or modified in accordance with their terms are hereinafter referred to as the “Benefits Plans.” Notwithstanding the above, Employee understands and acknowledges that Employee is not eligible for benefits under the Dollar General Corporation Severance Plan and that the only severance benefits Employee is entitled to are set forth in this Agreement. During the Initial Term, any Initial Term Extension and the Transition Period, the Company will continue to lease and pay all rent and other charges being paid by the Company as of the Effective Date on the apartment at 4040 Woodlawn Drive Unit 23, Nashville, Tennessee 37205 or a substantially similar apartment in a substantially similar location.

8.  Termination for Cause.    This Agreement may be terminated at any time by either party, with or without cause. If this Agreement is terminated by Company for “Cause” (Termination for Cause)

as that term is defined below, it will be without any liability owing to Employee or Employee’s dependents and beneficiaries under this Agreement, except for those benefits owed under any other plan or agreement covering Employee which shall be governed by the terms of such plan or agreement. Any one of the following conditions or Employee conduct shall constitute “Cause”:

a.  Any act involving fraud or dishonesty;

b.  Any material breach of any securities or other law or regulation or any Company policy governing trading or dealing with stocks, securities, investments and the like or with inappropriate disclosure or “tipping” relating to any stock, security or investment;

c.  Other than as required by law, the carrying out of any activity or the making of any public statement which prejudices or reduces the good name and standing of Company or any of its affiliates or would bring any one of these into public contempt or ridicule;

d.  Attendance at work in a state of intoxication or being found with any drug or substance possession of which would amount to a criminal offense;

e.  Assault or other act of violence; or

f.  Conviction of or plea of guilty or nolo contendre to any felony whatsoever or any misdemeanor that would preclude employment under the Company’s hiring policy.

A termination for Cause shall be effective when the Company has given Employee written notice of its intention to terminate for Cause, describing those acts or omissions that are believed to constitute Cause, and has given Employee an opportunity to respond.

9.  Termination upon Death.    Notwithstanding anything herein to the contrary, this Agreement shall terminate immediately upon Employee’s death. Employee’s estate shall be entitled to the Base Salary, if any, accrued but unpaid as of his date of death, FY 2007 Bonus and FY 2008 Bonus (to the extent not yet paid) and any other bonus, accrued in respect of any previously completed fiscal year of the Company, but unpaid as of his date of death, but the Company shall have no further liability to Employee or Employee’s dependents and beneficiaries under this Agreement, except for those benefits owed under any other plan or agreement covering Employee which shall be governed by the terms of such plan or agreement.

10.  Disability.    If a Disability (as defined below) of Employee occurs during the Term, unless otherwise prohibited by law, the Company may notify Employee of the Company’s intention to terminate Employee’s employment. In that event, employment shall terminate effective on the termination date provided in such notice of termination (the “Disability Effective Date”), and this Agreement shall terminate. Employee shall be entitled to the Base Salary, if any, accrued but unpaid as of the date his employment is terminated, FY 2007 Bonus and FY 2008 Bonus (to the extent not yet paid) and any other bonus, accrued in respect of any previously completed fiscal year of the Company, but unpaid as of the date his employment is terminated, but the Company shall have no further liability to Employee, Employee’s dependents and beneficiaries under this Agreement, except for those benefits owed under any other plan or agreement covering Employee which shall be governed by the terms of such plan or agreement. In this Agreement, “Disability” means:

a.  A long-term disability, as defined in the Company’s applicable long-term disability plan as then in effect, if any; or

b.  Employee’s inability to perform the duties under this Agreement in accordance with the Company’s expectations because of a medically determinable physical or mental impairment that (i) can reasonably be expected to result in death or (ii) has lasted or can reasonably be expected to last longer than ninety (90) consecutive days. Under this provision 9(b), unless otherwise required by law, the existence of a Disability shall be determined by the Company, only upon receipt of a written medical opinion from a qualified physician selected by or acceptable to the Company. In this circumstance, to the extent permitted by law, Employee shall, if reasonably requested by the Company, submit to a physical examination by that qualified physician. Nothing in this subsection (b) is intended to nor shall it be deemed to broaden or modify the definition of “disability” in the Company’s long-term disability plan.

11.  Employee’s Termination of Employment.

a.  Notwithstanding anything herein to the contrary, Employee may terminate employment and this Agreement at any time, for no reason, with thirty (30) days written notice to Company. Upon such termination, Employee shall be entitled to any accrued but unpaid Base Salary through the date of termination and such other vested benefits under any other plan or agreement covering Employee which shall be governed by the terms of such plan or agreement. Employee shall not be entitled to those payments and benefits listed in Section 12 below, unless Employee terminates employment for Good Reason, as defined below.

b.  Good Reason shall mean any of the following actions taken by the Company:

(i)  A reduction by the Company in Employee’s Base Salary or target bonus level under the Bonus Plan; provided, however, that any such reduction in the target bonus level under the Bonus Plan for any given period that occurs following the end of the Transition Period to 70% of Base Salary or higher will not constitute Good Reason hereunder;

(ii)  The Company shall fail to continue in effect any significant Company-sponsored compensation plan or benefit (without replacing it with a similar plan or with a compensation equivalent), unless such action is in connection with across-the-board plan changes or terminations similarly affecting at least ninety-five percent (95%) of all executive employees of the Company;

(iii)  The Company’s principal executive offices shall be moved to a location outside the middle-Tennessee area, or Employee is required to be based anywhere other than the Company’s principal executive offices;

(iv)  Without Employee’s written consent, the assignment to Employee by the Company of duties inconsistent with, or the significant reduction of the title, powers and functions associated with, Employee’s position, titles or offices as described in Section 3 above, unless such action is the result of a restructuring or realignment of duties and responsibilities by the Company, for business reasons, that leaves Employee at the same compensation and officer level (i.e., Vice President, Senior Vice President, or Executive Vice President, etc.) and with a similar level of responsibility, or unless such action is the result of Employee’s failure to meet pre-established and objective performance criteria; provided, however, that such reduction in Employee’s title, duties or responsibilities will not constitute Good Reason hereunder if such change is the result of a change in the position of such Executive from Interim Chief Executive Officer of the Company to President and Chief Operating Officer of the Company;

(v)  Any material breach by the Company of this Agreement; or

(vi)  The failure of any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company to assume expressly and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place.

Good Reason shall not include Employee’s death, Disability or Termination for Cause or any isolated, insubstantial and inadvertent failure by the Company that is not in bad faith and is cured within ten (10) business days after the Employee gives the Company notice of such event.

12.  Termination without Cause or by Employee for Good Reason.

a.  The continuation of Base Salary and other payments and benefits described in section 11(b) below shall be triggered only upon one or more of the following circumstances:

(i)  The Company terminates Employee (as it may do at any time) without Cause; it being understood that termination by death or Disability does not constitute termination without Cause;

(ii)  Employee terminates for Good Reason;

(iii)  The Company fails to offer to renew, extend or replace this Employment Agreement (other than the provisions in section 6.b.(i) or (ii) of this Agreement with respect to bonus arrangements for fiscal years after FY 2008) before, at, or within sixty (60) days after, the end of the Transition Period and Employee resigns from employment with the Company within sixty (60) days after such failure, unless such failure is accompanied by a mutually agreeable severance arrangement between the Company and Employee.

b.  In the event of one of the triggers referenced in subsections 12(a)(i) through (iii) above, then, upon the execution and effective date of the Release (which shall be deemed to occur on the eighth day following such execution without revocation) attached hereto and made a part hereof, and in lieu of and not in addition to the payments referenced in Section 13 below, Employee shall be entitled to the following:

(i)  If such triggering event occurs prior to the payment of the FY 2007 bonus, a lump sum payment equal to the FY 2007 Bonus, determined as if Employee had remained employed through the date necessary to receive payment of the FY 2007 Bonus; and if the Term extends into FY 2008 and such triggering event occurs prior to the payment of the FY 2008 Bonus, a lump sum payment equal to the FY 2008 Bonus that would have been paid to Employee if Employee had remained employed through the date necessary to receive payment of the FY 2008 Bonus, but prorated based on the number of months during FY 2008 (relative to 12 months) during which Employee was employed by the Company;

(ii)  A lump sum payment equal to two times Employee’s Base Salary in effect immediately prior to the Effective Date, plus two times the amount of Employee’s annual target bonus amount Employee was eligible to earn under the Bonus Plan as in effect immediately prior to the Effective Date;

(iii)  A lump sum payment in an amount equal to two times the annual contribution made by the Company for Employee’s participation in the Company’s medical, dental and vision benefits program.

(iv)  Outplacement services, provided by the Company, for one year or until other employment is secured, whichever comes first.

Unless otherwise permitted by Section 409A of the Internal Revenue Code of 1986, as amended (the “Internal Revenue Code”), with regard to any payment or benefit under this Section 12 which is nonqualified deferred compensation covered by Section 409A of the Internal Revenue Code, no such payment or benefit shall be provided to Employee pursuant to this Section if the Release attached hereto is not provided to the Company, without revocation thereof, no later than forty-five (45) days after Employee’s termination date; and no payment or benefit hereunder shall be provided to Employee prior to the Company’s receipt of the Release and the expiration of the period of revocation provided in the Release.

c.  In the event that there is a material breach by Employee of any continuing obligations under this Agreement or the Release after termination of employment, any unpaid amounts under this Section 12 shall be forfeited. Any payments or reimbursements under this Section 12 shall not be deemed the continuation of Employee’s employment for any purpose. Except as specifically enumerated in the Release, the Company’s payment obligations under this Section 12 will not negate or reduce (i) any amounts otherwise due but not yet paid to Employee by the Company, or (ii) any other amounts payable to Employee outside this Agreement, or (iii) those benefits owed under any other plan or agreement covering Employee which shall be governed by the terms of such plan or agreement.

d.  Anything in this Agreement to the contrary notwithstanding and except as set forth below, in the event it shall be determined as provided below that any payment or distribution by the Company to or for the benefit of Employee (whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise (a “Payment”) would be subject to the excise tax imposed by Section 4999 of the Internal Revenue Code or any interest or penalties are incurred by Employee with respect to such excise tax (collectively referred to as the “Excise Tax”), then Employee shall be entitled to receive an additional payment (a “Gross-Up Payment”) in an amount such that after Employee pays all taxes (including any interest or penalties imposed with respect to such taxes), including, without limitation, any Excise, income or other tax (and any interest and penalties imposed with respect thereto), Employee retains an amount of the Gross-Up Payment equal to the Excise Tax imposed upon the Payments.

(i)  All determinations required to be made under this Section 12.c., including whether and when a Gross-Up Payment is required and the amount of such Gross-Up Payment and the assumptions to be used in arriving at such determination, shall be made by the tax department of an independent public accounting firm (the “Accounting Firm”) which shall be engaged by the Company prior to the time of the first Payment to Employee. The Accounting Firm selected shall not be serving as accountant or auditor for the individual, entity or group effecting the Change in Control. The Accounting Firm shall prepare and provide detailed supporting calculations both to the Company and Employee within fifteen (15) business days of the later of (i) the Accounting Firm’s engagement to make the required calculations or (ii) the date the Accounting Firm obtains all information needed to make the required calculation. Any determination by the Accounting Firm shall be binding upon the Company and Employee. All fees and expenses of the Accounting Firm shall be borne solely by the Company.

(ii)  Any Gross-Up Payment, as determined pursuant to this Section 12.c., shall be paid by the Company to Employee within five (5) days of the receipt of the Accounting Firm’s determination if the Payment is then required to satisfy an assessment or other current demand for payment made of Employee by federal or state taxing authorities. Gross-Up Payments due at a later date shall be paid to Employee no later than fourteen (14) days prior to the date that Employee’s federal or state payment is due. If required by law, the Company shall treat all or any portion of the Gross-Up Payment as being subject to income tax withholding for federal or state tax purposes. Notwithstanding the foregoing, all Gross-Up Payments shall in any event be made no later than the calendar year following the calendar year in which Employee remits the Excise Tax. Amounts determined by the Company to be subject to federal or state tax withholding will not be paid directly to Employee but shall be timely paid to the respective taxing authority.

(iii)  As a result of the uncertainty in the application of Section 4999 of the Internal Revenue Code at the time of the initial determination by the Accounting Firm hereunder, it is possible that Gross-Up Payments which will not have been made by the Company should have been made (“Underpayment”), consistent with the calculations required to be made hereunder. In the event that Employee hereafter is required to make a payment of any Excise Tax, the Accounting Firm shall determine the amount of the Underpayment that has occurred and any such Underpayment shall be promptly paid by the Company (or any successor or assign) to or for the benefit of Employee and in no event later than the end of the calendar year next following the taxable year in which Employee remits the Excise Tax. Conversely, if it is later determined that the actual required Gross-Up Payment was less than the amount paid to Employee, Employee shall refund the excess portion to the Company but only to the extent that Employee has not yet paid the excess amount to the taxing authorities or is able to obtain a refund from the respective taxing authorities of amounts previously paid. The Company may pursue at its own expense the refund on behalf of Employee, and, if requested by the Company, Employee shall reasonably cooperate in such refund effort.

13.  Publicity; No Disparaging Statement.    Except as otherwise provided in Section 14 hereof, Employee and the Company covenant and agree that they shall not engage in any communi-cations to persons outside the Company which shall disparage one another or interfere with their existing or prospective business relationships.

14.  Confidentiality and Legal Process.    Employee agrees to keep the proprietary terms, of this Agreement confidential and to refrain from disclosing any information concerning this Agreement to any one other than Employee’s immediate family and personal agents or advisors. Notwithstanding the foregoing, nothing in this Agreement is intended to prohibit Employee or the Company from performing any duty or obligation that shall arise as a matter of law. Specifically, Employee and the Company shall continue to be under a duty to truthfully respond to any legal and valid subpoena or other legal process. This Agreement is not intended in any way to proscribe Employee’s or the Company’s right and ability to provide information to any federal, state or local agency in response or adherence to the lawful exercise of such agency’s authority.

15.  Business Protection Provision Definitions.

a.  Preamble. As a material inducement to the Company to enter into this Agreement, and in recognition of the valuable experience, knowledge and proprietary information

     Employee has gained or will gain while employed, Employee agrees to abide by and adhere to the business protection provisions in Sections 15, 16, 17 and 18 herein.

b.  Definitions. For purposes of Sections 15, 16, 17, 18, 19 and 20 herein:

(i)  “Competitive Position” shall mean any employment, consulting, advisory, directorship, agency, promotional or independent contractor arrangement between Employee and (x) any person or Entity engaged wholly or in material part in the business in which the Company is engaged (i.e., the deep discount consumable basics retail business), including but not limited to such other similar businesses as Wal-Mart, Target, K-Mart, Walgreen’s, Rite-Aid, CVS, Family Dollar Stores, Fred’s, the 99 Cents Stores, Dollar Tree Stores, Costco, BJ’s Wholesale Club, Longs Drug Stores, Casey’s General Stores Inc, and Pantry Inc. or (y) any person or Entity then attempting or planning to enter the deep discount consumable basics retail business, whereby Employee is required to perform services on behalf of or for the benefit of such person or Entity which are substantially similar to the services Employee provided or directed at any time while employed by the Company or any of its affiliates.

(ii)  “Confidential Information” shall mean the proprietary or confidential data, information, documents or materials (whether oral, written, electronic or otherwise) belonging to or pertaining to the Company, other than “Trade Secrets” (as defined below), which is of tangible or intangible value to the Company and the details of which are not generally known to the competitors of the Company. Confidential Information shall also include any items marked “CONFIDENTIAL” or some similar designation or which are otherwise identified as being confidential.

(iii)  “Entity” or “Entities” shall mean any business, individual, partnership, joint venture, agency, governmental agency, body or subdivision, association, firm, corporation, limited liability company or other entity of any kind.

(iv)  “Restricted Period” shall mean two (2) years following Employee’s termination date.

(v)  “Territory” shall include those states in which the Company maintains stores at Employee’s termination date or those states in which the Company has specific and demonstrable plans to open stores within six months of Employee’s termination date.

(vi)  “Trade Secrets” shall mean information or data of or about the Company, including, but not limited to, technical or non-technical data, formulas, patterns, compilations, programs, devices, methods, techniques, drawings, processes, financial data, financial plans, product plans or lists of actual or potential customers or suppliers that: (A) derives economic value, actual or potential, from not being generally known to, and not being readily ascertainable by proper means by, other persons who can obtain economic value from its disclosure or use; (B) is the subject of efforts that are reasonable under the circumstances to maintain its secrecy; and (C) any other information which is defined as a “trade secret” under applicable law.

(vii)  “Work Product” shall mean all tangible work product, property, data, documentation, “know-how,” concepts or plans, inventions, improvements, techniques and processes relating to the Company that were conceived, discovered, created, written, revised or developed by Employee while employed by the Company.

16.  Nondisclosure: Ownership of Proprietary Property.

a.  In recognition of the Company’s need to protect its legitimate business interests, Employee hereby covenants and agrees that, for the Term and thereafter (as described below), Employee shall regard and treat Trade Secrets and Confidential Information as strictly confidential and wholly-owned by the Company and shall not, for any reason, in any fashion, either directly or indirectly, use, sell, lend, lease, distribute, license, give, transfer, assign, show, disclose, disseminate, reproduce, copy, misappropriate or otherwise communicate any Trade Secrets or Confidential Information to any person or Entity for any purpose other than in accordance with Employee’s duties under this Agreement or as required by applicable law. This provision shall apply to  each item constituting a Trade Secret at all times it remains a “trade secret” under applicable law and shall apply to any Confidential Information, during employment and for the Restricted Period thereafter.

b.  Employee shall exercise best efforts to ensure the continued confidentiality of all Trade Secrets and Confidential Information and shall immediately notify the Company of any unauthorized disclosure or use of any Trade Secrets or Confidential Information of which Employee becomes aware. Employee shall assist the Company, to the extent reasonably requested, in the protection or procurement of any intellectual property protection or other rights in any of the Trade Secrets or Confidential Information.

c.  All Work Product shall be owned exclusively by the Company. To the greatest extent possible, any Work Product shall be deemed to be “work made for hire” (as defined in the Copyright Act, 17 U.S.C.A. § 101 et seq., as amended), and Employee hereby unconditionally and irrevocably transfers and assigns to the Company all right, title and interest Employee currently has or may have by operation of law or otherwise in or to any Work Product, including, without limitation, all patents, copyrights, trademarks (and the goodwill associated therewith), trade secrets, service marks (and the goodwill associated therewith) and other intellectual property rights. Employee agrees to execute and deliver to the Company any transfers, assignments, documents or other instruments which the Company may deem necessary or appropriate, from time to time, to protect the rights granted herein or to vest complete title and ownership of any and all Work Product, and all associated intellectual property and other rights therein, exclusively in the Company.

17.  Non-Interference with Employees.    Through employment and thereafter through the Restricted Period, Employee will not, either directly or indirectly, alone or in conjunction with any other person or Entity: actively recruit, solicit, attempt to solicit, induce or attempt to induce any person who is an exempt employee of the Company or any of its subsidiaries or affiliates to leave or cease such employment for any reason whatsoever;

18.  Non-Interference with Business Relationships.

a.  Employee acknowledges that, in the course of employment, Employee will learn about Company’s business, services, materials, programs and products and the manner in which they are developed, marketed, serviced and provided. Employee knows and acknowledges that the Company has invested considerable time and money in developing its product sales and real estate development programs and relationships, vendor and other service provider relationships and agreements, store layouts and fixtures, and marketing techniques and that those things are unique and original. Employee further acknowledges that the Company has a strong business reason to keep secret information relating to Company’s business concepts, ideas, programs, plans and processes, so as not to aid Company’s competitors. Accordingly, Employee acknowledges and agrees that the protection outlined in (b) below is necessary and reasonable.

b.  During the Restricted Period, Employee will not, on Employee’s own behalf or on behalf of any other person or Entity, solicit, contact, call upon, or communicate with any person or entity or any representative of any person or entity who has a business relationship with Company and with whom Employee had contact while employed, if such contact or communication would likely interfere with Company’s business relationships or result in an unfair competitive advantage over Company.

19.  Agreement Not to Work in Competitive Position.    Employee covenants and agrees not to accept, obtain or work in a Competitive Position within the Territory for the Restricted Period.

20.  Acknowledgements Regarding Sections 15 - 19.

a.  Employee and Company expressly covenant and agree that the scope, territorial, time and other restrictions contained in Sections 15 through 19 of this Agreement constitute the most reasonable and equitable restrictions possible to protect the business interests of the Company given: (i) the business of the Company; (ii) the competitive nature of the Company’s industry; and (iii) that Employee’s skills are such that Employee could easily find alternative, commensurate employment or consulting work in Employee’s field which would not violate any of the provisions of this Agreement.

b.  Employee acknowledges that the compensation and benefits described in Sections 6 and 12 are also in consideration of his/her covenants and agreements contained in Sections 15 through 19 hereof.

c.  Employee acknowledges and agrees that a breach by Employee of the obligations set forth in Sections 15 through 19 will likely cause Company irreparable injury and that, in such event, the Company shall be entitled to injunctive relief in addition to such other and further relief as may be proper.

d.  The parties agree that if, at any time, a court of competent jurisdiction determines that any of the provisions of Section 15 through 19 are unreasonable under Tennessee law as to time or area or both, the Company shall be entitled to enforce this Agreement for such period of time or within such area as may be determined reasonable by such court.

21.  Return of Materials.    Upon Employee’s termination, Employee shall return to the Company all written, electronic, recorded or graphic materials of any kind belonging or relating to the Company or its affiliates, including any originals, copies and abstracts in Employee’s possession or control.

22.  General Provisions.

a.  Amendment. This Agreement may be amended or modified only by a writing signed by both of the parties hereto.

b.  Binding Agreement. This Agreement shall inure to the benefit of and be binding upon Employee, his/her heirs and personal representatives, and the Company and its successors and assigns.

c.  Waiver Of Breach; Specific Performance. The waiver of a breach of any provision of this Agreement shall not operate or be construed as a waiver of any other breach. Each of the parties to this Agreement will be entitled to enforce this Agreement, specifically, to recover damages by reason of any breach of this Agreement, and to exercise all other rights existing in that party’s favor. The parties hereto agree and acknowledge that money damages may not be an adequate remedy for any breach of the provisions of this Agreement and that any party may apply to any court of law or equity of competent jurisdiction for specific performance or injunctive relief to enforce or prevent any violations of the provisions of this Agreement.

d.  Unsecured General Creditor. The Company shall neither reserve nor speci-fically set aside funds for the payment of its obligations under this Agreement, and such obligations shall be paid solely from the general assets of the Company.

e.  No Effect On Other Arrangements. It is expressly understood and agreed that the payments made in accordance with this Agreement are in addition to any other benefits or compensation to which Employee may be entitled or for which Employee may be eligible.

f.  Tax Withholding. There shall be deducted from each payment under this Agreement the amount of any tax required by any govern-mental authority to be withheld and paid over by the Company to such governmental authority for the account of Employee.

g.  Notices.

(i)  All notices and all other communications provided for herein shall be in writing and delivered personally to the other designated party, or mailed by certified or registered mail, return receipt requested, or delivered by a recognized national overnight courier service, or sent by facsimile, as follows:

If to Company to:          Dollar General Corporation
Attn: General Counsel
100 Mission Ridge
Goodlettsville, TN 37072-2171
Facsimile: (615)855-5180

If to Employee to:         (Last address of Employee
known to Company unless
otherwise directed in writing by Employee)

(ii)  All notices sent under this Agreement shall be deemed given twenty-four (24) hours after sent by facsimile or courier, seventy-two (72) hours after sent by certified or registered mail and when delivered if by personal delivery.

(iii)  Either party hereto may change the address to which notice is to be sent hereunder by written notice to the other party in accordance with the provisions of this Section.

h.  Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Tennessee (without giving effect to conflict of laws).

i.  Entire Agreement. This Agreement contains the full and complete understanding of the parties hereto with respect to the subject matter contained herein and, unless specifically provided herein, this Agreement supersedes and replaces any prior agreement, either oral or written, which Employee may have with Company that relates generally to the same subject matter.

j.  Assignment. This Agreement may not be assigned by Employee, and any attempted assignment shall be null and void and of no force or effect.

k.  Severability. If any one or more of the terms, provisions, covenants or restrictions of this Agreement shall be determined by a court of competent jurisdiction to be invalid, void or unenforceable, then the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect, and to that end the provisions hereof shall be deemed severable.

l.  Section Headings. The Section headings set forth herein are for convenience of reference only and shall not affect the meaning or interpretation of this Agreement whatsoever.

m.  Voluntary Agreement. Employee and Company represent and agree that each has reviewed all aspects of this Agreement, has carefully read and fully understands all provisions of this Agreement, and is voluntarily entering into this Agreement. Each party represents and agrees that such party has had the opportunity to review any and all aspects of this Agreement with legal, tax or other adviser(s) of such party’s choice before executing this Agreement.

n.  Nonqualified Deferred Compensation Omnibus Provision. It is intended that any payment or benefit which is provided pursuant to or in connection with this Agreement which is considered to be nonqualified deferred compensation subject to Section 409A of the Internal

Revenue Code shall be paid and provided in a manner, and at such time and in such form, as complies with the applicable requirements of Section 409A of the Internal Revenue Code to avoid the unfavorable tax consequences provided therein for non-compliance. In connection with effecting such compliance with Section 409A of the Internal Revenue Code, the following shall apply:

(i)  Notwithstanding any other provision of this Agreement, the Company is authorized to amend this Agreement, to void or amend any election made by Employee under this Agreement and/or to delay the payment of any monies and/or provision of any benefits in such manner as may be determined by it to be necessary or appropriate to comply, or to evidence or further evidence required compliance, with Section 409A of the Internal Revenue Code (including any transition or grandfather rules thereunder).

(ii)  Neither Employee nor the Company shall take any action to accelerate or delay the payment of any monies and/or provision of any benefits in any manner which would not be in compliance with Section 409A of the Internal Revenue Code (including any transition or grandfather rules thereunder). Notwithstanding the foregoing:

(A)  Payment may be delayed for a reasonable period in the event the payment is not administratively practical due to events beyond the recipient’s control such as where the recipient is not competent to receive the benefit payment, there is a dispute as to amount due or the proper recipient of such benefit payment, additional time is needed to calculate the amount payable, or the payment would jeopardize the solvency of the Company.

(B)  Payments shall be delayed in the following circumstances: (1) where the Company reasonably anticipates that the payment will violate the terms of a loan agreement to which the Company is a party and that the violation would cause material harm to the Company; or (2) where the Company reasonably anticipates that the payment will violate Federal securities laws or other applicable laws; provided that any payment delayed by operation of this clause (B) will be made at the earliest date at which the Company reasonably anticipates that the payment will not be limited or cause the violations described.

(iii)  If Employee is a specified employee of a publicly traded corporation as required by Section 409A(a)(2)(B)(i) of the Internal Revenue Code, any payment or provision of benefits in connection with a separation from service payment event (as determined for purposes of Section 409A of the Internal Revenue Code) shall not be made until six months after Employee’s separation from service (the “409A Deferral Period”). In the event such payments are otherwise due to be made in installments or periodically during the 409A Deferral Period, the payments which would otherwise have been made in the 409A Deferral Period shall be accumulated and paid in a lump sum as soon as the 409A Deferral Period ends, and the balance of the payments shall be made as otherwise scheduled. In the event benefits are required to be deferred, any such benefit may be provided during the 409A Deferral Period at Employee’s expense, with Employee having a right to reimbursement from the Company once the 409A Deferral Period ends, and the balance of the benefits shall be provided as otherwise scheduled.

(iv)  If a Change in Control occurs but the Change in Control does not constitute a change in ownership of the Company or in the ownership of a substantial portion of the assets of the Company as provided in Section 409A(a)(2)(A)(v) of the Internal Revenue Code, then payment of any amount or provision of any benefit under this Agreement which is considered to be nonqualified deferred compensation subject to Section 409A of the Internal Revenue Code shall be deferred until another permissible payment event contained in Section 409A of the Internal Revenue Code occurs (e.g., death, disability, separation from service from the Company and its affiliated companies as defined for purposes of Section 409A of the Internal Revenue Code), including any deferral of payment or provision of benefits for the 409A Deferral Period as provided above.

IN WITNESS WHEREOF, the parties hereto have executed, or caused their duly authorized representative to execute this Agreement to be effective as of the Effective Date.

                    DOLLAR GENERAL CORPORATION

                    By:
Date:_______________                                    Its:

                    “EMPLOYEE”

                    David L. Beré

Date:________________

                    Witnessed By:

Addendum to Employment
Agreement with David L. Beré

RELEASE AGREEMENT

THIS RELEASE (“Release”) is made and entered into by and between _________________ (“Employee”) and DOLLAR GENERAL CORPORATION, and its successor or assigns (“Company”).

WHEREAS, Employee and Company have agreed that Employee’s employment with Dollar General Corporation shall terminate on ___________________;

WHEREAS, Employee and the Company have previously entered into that certain Employment Agreement, effective _____________________ (“Agreement”), in which the form of this Release is incorporated by reference;

WHEREAS, Employee and Company desire to delineate their respective rights, duties and obligations attendant to such termination and desire to reach an accord and satisfaction of all claims arising from Employee’s employment, and termination of employment, with appropriate releases, in accordance with the Agreement;

WHEREAS, the Company desires to compensate Employee in accordance with the Agreement for service Employee has provided and/or will provide for the Company;

NOW, THEREFORE, in consideration of the premises and the agreements of the parties set forth in this Release, and other good and valuable consideration the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, hereby covenant and agree as follows:

1.  Claims Released Under This Agreement.

In exchange for receiving the benefits described in Section 6 and Section 12 of the Agreement, Employee hereby voluntarily and irrevocably waives, releases, dismisses with prejudice, and withdraws all claims, complaints, suits or demands of any kind whatsoever (whether known or unknown) which Employee ever had, may have, or now has against Company and other current or former subsidiaries or affiliates of the Company and their past, present and future officers, directors, employees, agents, insurers and attorneys (collectively, the “Releasees”), arising from or relating to (directly or indirectly) Employee’s employment or the termination of employment or other events that have occurred as of the date of execution of this Agreement, including but not limited to:

a.  claims for violations of Title VII of the Civil Rights Act of 1964, the Age Discrimination in Employment Act, the Fair Labor Standards Act, the Civil Rights Act of 1991, the Americans With Disabilities Act, the Equal Pay Act, the Family and Medical Leave Act, 42 U.S.C. § 1981, the Sarbanes Oxley Act of 2002, the National Labor Relations Act, the Labor Management Relations Act, Executive Order 11246, Executive Order 11141, the Rehabilitation Act of 1973, or the Employee Retirement Income Security Act;

b.  claims for violations of any other federal or state statute or regulation or local ordinance;

c.  claims for lost or unpaid wages, compensation, or benefits, defamation, intentional or negligent infliction of emotional distress, assault, battery, wrongful or constructive discharge, negligent hiring, retention or supervision, fraud, misrepresentation, conversion, tortious interference, breach of contract, or breach of fiduciary duty;

d.  claims to benefits under any bonus, severance, workforce reduction, early retirement, outplacement, or any other similar type plan sponsored by the Company (except for those benefits owed under any other plan or agreement covering Employee which shall be governed by the terms of such plan or agreement); or

e.  any other claims under state law arising in tort or contract.

2.  Claims Not Released Under This Agreement.

In signing this Release, Employee is not releasing any claims that may arise under the terms of this Release or which may arise out of events occurring after the date Employee executes this Release.

Employee also is not releasing claims to benefits that Employee is already entitled to receive under any other plan or agreement covering Employee which shall be governed by the terms of such plan or agreement. However, Employee understands and acknowledges that nothing herein is intended to or shall be construed to require the Company to institute or continue in effect any particular plan or benefit sponsored by the Company, and the Company hereby reserves the right to amend or terminate any of its benefit programs at any time in accordance with the procedures set forth in such plans.

Nothing in this Release shall prohibit Employee from engaging in activities required or protected under applicable law or from communicating, either voluntarily or otherwise, with any governmental agency concerning any potential violation of the law.

3.  No Assignment of Claim.    Employee represents that Employee has not assigned or transferred, or purported to assign or transfer, any claims or any portion thereof or interest therein to any party prior to the date of this Release.

4.  Compensation.    In accordance with the Agreement, the Company agrees to pay Employee or, if Employee becomes eligible for payments under Section 6 and Section 12 but dies before receipt thereof, Employee’s spouse or estate, as the case may be, the amount provided in Section 6 and Section 12 of the Agreement.

5.  Publicity; No Disparaging Statement.    Except as otherwise provided in Section 14 of the Agreement, Section 2 of this Release, and as privileged by law, Employee and the Company covenant and agree that they shall not engage in any communi-cations with persons outside the Company which shall disparage one another or interfere with their existing or prospective business relationships.

6.  No Admission Of Liability.    This Release shall not in any way be construed as an admission by the Company or Employee of any improper actions or liability whatsoever as to one another, and each specifically disclaims any liability to or improper actions against the other or any other person.

7.  Voluntary Execution.    Employee warrants, represents and agrees that Employee has been encouraged in writing to seek advice regarding this Release from an attorney and tax advisor prior to signing it; that this Release represents written notice to do so; that Employee has been given the opportunity and sufficient time to seek such advice; and that Employee fully understands the meaning and contents of this Release. Employee further represents and warrants that Employee was not coerced, threatened or otherwise forced to sign this Release, and that Employee’s signature appearing hereinafter is voluntary and genuine. EMPLOYEE UNDERSTANDS THAT EMPLOYEE MAY TAKE UP TO TWENTY-ONE (21) DAYS TO CONSIDER WHETHER TO ENTER INTO THIS RELEASE.

8.  Ability to Revoke Agreement.    EMPLOYEE UNDERSTANDS THAT THIS RELEASE MAY BE REVOKED BY EMPLOYEE BY NOTIFYING THE COMPANY IN WRITING OF SUCH REVOCATION WITHIN SEVEN (7) DAYS OF EMPLOYEE’S EXECUTION OF THIS RELEASE AND THAT THIS RELEASE IS NOT EFFECTIVE UNTIL THE EXPIRATION OF SUCH SEVEN (7) DAY PERIOD. EMPLOYEE UNDERSTANDS THAT UPON THE EXPIRATION OF SUCH SEVEN (7) DAY PERIOD THIS RELEASE WILL BE BINDING UPON EMPLOYEE AND EMPLOYEE’S HEIRS, ADMINISTRATORS,

REPRESENTATIVES, EXECUTORS, SUCCESSORS AND ASSIGNS AND WILL BE IRREVOCABLE.

Acknowledged and Agreed To:

                                                        “COMPANY”

                                                        DOLLAR GENERAL CORPORATION
                                By: /s/ Susan Lanigan
                                Its: EVP-HR

I UNDERSTAND THAT BY SIGNING THIS RELEASE, I AM GIVING UP RIGHTS I MAY HAVE. I UNDERSTAND THAT I DO NOT HAVE TO SIGN THIS RELEASE.

                            “EMPLOYEE”
                           /s/ David L. Beré
                              David L. Beré

                            WITNESSED BY:
                         /s/ J.J. Stine
                            J.J. Stine
Date July 5, 2007

Appendix A

If Adjusted EBITDA[1] for fiscal year is:	Then Executive will be entitled to receive:
Equal to or greater than $630 million, but less than $700 million	Threshold Bonus
Equal to or greater than $700 million, but less than $770 million	Target Bonus
Equal to or greater than $770 million	Maximum Bonus

1    Adjusted EBITDA will be reduced by expense of all bonus payments to be paid in respect of such fiscal year to all employees. In addition, the Board of
    Directors will make a good faith determination of the adjustments to the EBITDA targets for Alpha costs and other one time expenses after consulting with the
    CEO and CFO.

A-1